Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-191171) of Cavco Industries, Inc.,

2.	Registration Statement (Form S-8 No. 333-106861) pertaining to the 2003 Stock Incentive Plan of Cavco Industries, Inc., and

3.	Registration Statement (Form S-8 No. 333-132925) pertaining to the 2005 Stock Incentive Plan of Cavco Industries, Inc.;
of our reports dated June 10, 2015, with respect to the consolidated financial statements of Cavco Industries, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Cavco Industries, Inc., included in this Annual Report (Form 10-K) for the year ended March 28, 2015.

/s/ Ernst & Young LLP

Phoenix, Arizona
June 10, 2015